Exhibit 10.1

EXECUTION VERSION

CNH INDUSTRIAL N.V.

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of June 21, 2024 and is intended to be effective as of July 1, 2024 (the “Effective Date”), by and between CNH Industrial N.V. (the “Company”) and Gerrit Marx (the “Executive”). Capitalized terms not otherwise defined herein have the meanings provided in the attached Definitions Annex.

In consideration of the mutual covenants in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.	Purpose and Term

This Agreement is intended to provide payments and benefits to the Executive as Chief Executive Officer of the Company and its affiliates (collectively, the “CNH”), under the terms set forth herein. This Agreement will become effective as of the Effective Date and will remain in effect until the termination of the Executive’s employment; provided that Sections 3(c)(viii), 6, 7, 8, 10, 11, 12, 13 and 14 will survive the termination of this Agreement and the Executive’s employment hereunder. The compensation terms set forth herein (including, without limitation, base salary, annual bonus opportunity and long-term incentive opportunities) are not expected to be subject to change for the period from 2024 through 2027. The parties understand and agree that this Agreement does not alter the at-will status of the Executive’s employment and that either party will have the right to terminate the Executive’s employment at any time subject to the terms of this Agreement.

2.	Position; Location

The Company agrees to employ the Executive, and the Executive agrees to serve, as the Chief Executive Officer of the Company and the other CNH entities, reporting to the Board of Directors of the Company (the “Board”), with such duties, responsibilities and authority, as customary for such positions and as may be determined from time to time by the Board, who may change, expand or limit such duties, responsibilities and authority in accordance with the terms and conditions of this Agreement. These duties, responsibilities and authority may extend to services with other members of CNH. The Executive will also serve as a member of the board of directors of CNH Industrial Deutschland GmbH pursuant to and in accordance with a service contract to be entered into with CNH Industrial Deutschland GmbH with respect to such service. The Executive, who will be based in Germany and the United States (subject to obtaining an employment visa to work in the United States), will devote best efforts and full business time and attention to the business and affairs of the Company and CNH; provided that (a) the Executive shall be permitted to continue his service on the boards upon which he serves as of the date hereof (as previously disclosed to the Company by the Executive), (b) the Executive shall be permitted to provide service on the board of directors of one additional publicly traded or private entity in addition to the Board (such role and publicly traded or private entity to be reasonably acceptable to the Board), and (c) the Executive may, subject to the prior approval of the chairperson of the Board (which approval shall not be unreasonably withheld or delayed), serve on corporate, civic or charitable boards or committees, so long as such activities do not interfere in any material respect with the performance of the Executive’s responsibilities to the Company.

3.	Compensation; Benefits; Certain Working Conditions

(a) Base Salary and Bonus. The Company will pay the Executive a base salary, subject to review by the Company every three (3) years. The initial base salary shall be equal to $1,250,000. The Executive’s base salary will be paid in approximately equal installments in accordance with the Company’s customary payroll practices. Effective with the 2024 performance year plan, the Executive will also be eligible for an annual cash bonus in accordance with the plans and arrangements that may be in effect from time to time. The Executive’s eligibility and any related bonus target (the “Annual Bonus Target”), which will equal no less than one-hundred-and-fifty percent (150%) of the base salary in effect for the applicable year, and any conditions for eligibility and award of an annual bonus will be determined for each year by the Company and/or the Board (or a committee thereof) in its discretion. The maximum payout of any such annual bonus will be two hundred percent (200%) of the Annual Bonus Target. For 2024, the Executive’s bonus opportunity will be prorated based upon the number of days from the Effective Date through the end of the Company’s fiscal year and threshold performance must be achieved for any payout. To the extent that CNH establishes an Annual Bonus Target that is conditioned upon CNH achieving specified financial and other applicable performance targets for any period, CNH may, in its discretion, include a provision requiring that any such bonus actually paid to the Executive (or any part thereof) be subject to any CNH clawback or recoupment policy that may be in effect from time to time, including, but not limited to, the CNH Compensation Recovery Policy.

(b) Benefits.

(i) During the period of employment and while the Executive serves as Chief Executive Officer of the Company and the other CNH entities, except as otherwise expressly provided, the Executive will be entitled to participate in employee benefit and other plans, policies and programs and benefits on a basis consistent with those provided generally to similarly-situated executives from time to time.

(ii) During the period of employment, the Company will also reimburse the Executive for all ordinary, reasonable and necessary business expenses incurred in connection with the business, in accordance with the Company’s policies as may be in effect from time to time.

(iii) During the period of employment, the Company will reimburse the Executive for the cost of private healthcare family insurance coverage, as shall be mutually agreed between the Company and the Executive.

(iv) During the period of employment, the Executive shall be eligible to participate in a German retirement savings plan, as shall be mutually agreed between the Company and the Executive, which provides for Company contributions and matching contributions, respectively, as follows: Company contribution of 2.6% of the ceiling amount in the German statutory retirement insurance (Beitragsbemessungsgrenze der gesetzlichen Rentenversicherung) as applicable from time to time (the “RICA”), plus Company matching contributions for contributions made by the Executive of up to 1.5% of his base salary up to the RICA and of up to 6% of his base salary above the RICA.

(c) Other Items. In addition to the base salary, bonus and benefits described above, the Executive shall receive or be provided the following in connection with his employment with the Company.

(i) Sign-On Cash Bonus Award. The Executive shall be paid a cash bonus in an amount equal to €412,500, less applicable taxes, by April 30, 2025, subject to the Executive’s continued employment through the date of payment. Such bonus is intended to offset incentive opportunities that the Executive will forfeit from his prior employer.

(ii) Initial Equity Grants. Subject to the terms of CNH Industrial N.V. Equity Incentive Plan (as amended from time to time, the “Equity Plan”), and in accordance with the terms of separate award agreements to be provided by CNH (which agreements shall be substantially in the form provided to the Executive prior to the date hereof), the Executive will receive in 2024 a grant of restricted share units with an initial grant date value of $11,920,000, vesting in two installments as follows: (x) approximately $6,970,000 vesting on February 28, 2025 and (y) approximately $4,950,000 vesting on February 28, 2026, in each case, subject to the Executive’s satisfactory performance and continued employment with the Company as of each such date (the “Initial RSU Award”). The number of restricted share units subject to the Initial RSU Award shall equal (rounded down to the nearest whole number) (x) $11,920,000 divided by (y) the volume-weighted average price of the common shares of the Company on the New York Stock Exchange for thirty (30) trading days ending on the business day immediately prior to the Effective Date.

(iii) Annual LTI Awards. Beginning in 2024, the Executive will be eligible to be granted annual long-term incentive awards in the form of performance share units with a target grant date value of $9,000,000, which awards shall be determined by the Human Capital and Compensation Committee of the Board on the same basis as, and have the terms and conditions no less favorable to, the Executive than the terms applicable to such annual awards made to similarly-situated executives, except for the share ownership guidelines and equity award holding requirements as provided in this Agreement.

(iv) Equity Award Policies. All shares of CNH Industrial N.V. delivered to the Executive (after applicable tax withholdings) under equity awards that are earned will be subject to a five (5) year holding period from date of grant. The Executive acknowledges that he is subject to CNH’s share ownership guidelines, which require that he own shares of the Company (including, to the extent permitted under the share ownership guidelines or other Company plans or policies, shares that are deemed owned by him) with an aggregate value of not less than five (5) times base salary within five (5) years following the Effective Date.

(v) Tax Preparation Assistance; Financial, Tax, Estate Planning. During the period in which the Executive serves as Chief Executive Officer of the Company and the other CNH entities, the Company will provide the Executive with annual tax preparation assistance services with respect to any income paid or provided to the Executive by the Company, or other tax reporting obligations, arising out of the Executive’s service as Chief Executive Officer of the Company and the other CNH entities (but not with respect to income or other tax reporting obligations resulting from activities unrelated to the Executive’s service as Chief Executive Officer of the Company and the other CNH entities) by the Company’s or CNH’s tax accounting firm, or will reimburse him for the cost, agreed in advance with the Company, of obtaining such services from a reputable tax accounting firm of the Executive’s choosing.

(vi) Car Benefit. The Company will provide the Executive with two leased Stellantis vehicles, with annual renewal and associated fuel, maintenance and insurance costs, pursuant to the applicable policy of the Company. Any taxes associated with the company car benefit will be the sole responsibility of the Executive.

(vii) Use of Aircraft. For business related travel, the Executive will fly via commercial aircraft in business class for all international trips, with first class permitted on overnight travel (when required), and may use private aviation, such as leased jet service (NetJets or comparable service), for domestic or in-region trips. The Executive’s use of private aviation services will be annually reviewed in accordance with Company policy in effect from time to time and any personal use will require reimbursement for the incremental costs to the Company (it being understood that the Executive shall not be required to reimburse the Company for use of such private aviation services to commute to the Executive’s primary residence). Any taxes associated with use of aircraft will be the sole responsibility of the Executive.

(viii) Annual Physical Exam. The Executive agrees to an annual, comprehensive physical exam, the results of which will be reviewed by the Board, waiving any medical privacy rights. The Company encourages the Executive to be open with the Board about health problems and whether they may affect the Executive’s ability to fulfill his duties. Such transparency will assist the Board in meeting its obligations to share material information that might affect investors’ decisions to buy or sell Company stock. Prior to making any public disclosure with respect to the Executive’s medical condition, the Company will provide the Executive with an opportunity to review such disclosure and will in good faith consider any modifications thereto which the Executive may request.

(ix) Indemnification and Insurance. The Executive shall be entitled to indemnification (including advancement of expenses, if applicable) to the maximum extent permitted by law with respect to any claims or causes of action arising from the Executive’s performance of duties for, or because he is or was an officer, director, employee or agent of the Company or any other CNH entity, including service with respect to any employee benefit plan thereof, whether or not the claim or cause of action is asserted during the term of the Executive’s employment hereunder or thereafter. This indemnity shall be in addition to any indemnity provided in the governing documents of the Company or any other CNH entity. The Executive shall be covered under directors’ and officers’ insurance that the Company and any other CNH entity (as applicable) maintains for its directors and other officers in the same manner and on the same basis as the Company’s or such CNH entity’s other directors and other officers.

4.	Termination

The Executive’s employment with the Company may be terminated by the Executive or by the Company at any time, subject to six months’ prior written notice; provided that no notice is required for (A) a termination by the Company for Cause, (B) a termination by the Company without Cause, (C) removal from the Executive’s position as Chief Executive Officer of the Company or any executive director position at the Company, or (D) termination due to death or Disability; provided further, that, in the case of a resignation by the Executive for Good Reason, the Executive is instead subject to the notice and cure provisions set forth in the definition of such term in the Definitions Annex.

5.	Additional Terms

The Executive agrees and acknowledges that, as an employee of the Company, the Executive will be subject to CNH policies applicable to similarly-situated employees of CNH as in effect from time to time (including, but not limited to, policies related to business ethics and conflicts of interest, human resources, trading in securities of CNH, data protection, confidentiality and proprietary information).

6.	Payments on Termination of Employment

(a) On any Termination of Employment. On any termination of employment, the Executive will be entitled to receive any (i) earned but unpaid base salary through the Termination Date, (ii) to the extent it is earned but unpaid as of the Termination Date, the Executive’s annual bonus until for the year prior to the year in which the Termination Date occurs, (iii) accrued but unused vacation, in accordance with any applicable Company policy which may be in effect from time to time, (iv) accrued expense reimbursements in accordance with applicable Company policies and (v) amounts payable under any plans, grants or awards described in Section 3(b) or Section 3(c)(i) and Section 3(c)(ii), in each case to the extent provided under the applicable plan, award agreement or this Agreement. Such payments are in addition to any Severance to which the Executive may be entitled.

(b) Termination Other than in Connection with a Change of Control. If during the Executive’s service as Chief Executive Officer of the Company and the other CNH entities, the Executive experiences a Qualifying Termination (other than on or within twenty-four (24) months following a Change of Control pursuant to Section 6(c)), the Executive will be entitled to receive cash severance equal to twelve (12) months of the Executive’s base salary as of the Termination Date (the “Severance”). Subject in each case to the effectiveness of the Release and the other terms of Section 7, the Severance will be paid in equal installments over twelve (12) months through the Company’s regular payroll in the same manner and at the same frequency as the Executive was paid immediately prior to the Termination Date, except that any amount of Severance that would have been paid prior to the sixtieth (60th) day following the Termination Date but for the obligation to execute and not revoke the Release, shall, subject to the Executive executing and not revoking the Release and otherwise remaining in compliance with Section 7, be paid in a lump-sum on the sixtieth (60th) day following the Termination Date, and any remaining portion of the Severance will be paid pursuant to the schedule otherwise required by this Section 6(b).

(c) Termination in Connection with a Change of Control. Subject to the Executive’s continued service as Chief Executive Officer of the Company and the other CNH entities through the date of a Change of Control but without regard to whether such service continues after a Change of Control, if on or within 24 months following a Change of Control the Executive experiences a Qualifying Termination, the Executive will be entitled, subject to the effectiveness of the Release and the other terms of Section 7 below, to receive the Severance, payable in its entirety in a single lump sum on the 60th day following the Termination Date (or, if the 60th day is not a business day, then the first business day after the 60th day). Notwithstanding the foregoing, if the Change of Control does not qualify as a “change in control event” within the meaning of Section 409A (as defined below), then the Severance under this Section 6(c) will not be paid in a lump sum but will instead be paid pursuant to the timing set forth in Section 6(b) to the extent required to avoid the imposition of additional taxation under Section 409A.

(d) Treatment of Equity Awards on Termination. In the event the Executive experiences a Qualifying Termination (other than on or within 24 months following a Change of Control) prior to the settlement of the equity grants and long-term incentive awards, a portion of the grants and awards will be eligible to vest (“Post-Termination Vesting”), based on the time employed during the vesting period and subject to the performance terms and conditions, if any, specified in the award agreements; provided, however, that with respect to the Initial RSU Award, such Post-Termination Vesting shall result in cumulative vesting of not less than two-thirds of the Initial RSU Award (taking into account any portion of such award that vested and settled prior to the date of the Qualifying Termination). Any such Post-Termination Vesting is subject to the effectiveness of a Release and the other terms of Section 7. In the event the Executive experiences a Qualifying Termination on or within 24 months following a Change of Control, subject to the effectiveness of a Release and the other terms of Section 7, the Executive’s equity grants and long-term incentive awards shall accelerate and vest in full (in the case of any performance terms and conditions, at the target level of performance). In the event of a termination of the Executive’s employment for any other reason, all unvested equity grants and long-term incentive awards will be forfeited.

7.	Conditions to Receipt of Payments on Termination of Employment

The Executive’s entitlement to any Severance or equity vesting (whether under this Agreement or otherwise), if any, after the Termination Date is subject to the Executive’s (i) continued compliance in all material respects with each of the restrictive covenants set forth in Section 11 below and (ii) execution and non-revocation of a release of claims in a form acceptable to the Company, but in any event substantially consistent with the form attached hereto as Exhibit A (the “Release”) within fifty-five (55) days after the Termination Date. Failure to comply with the restrictive covenants or execute or adhere to the Release, or any attempt to revoke or purported revocation of the Release, by the Executive will result in forfeiture in full of any Severance or equity vesting to which the Executive would otherwise be entitled. For the avoidance of doubt, the Executive’s right to any Severance or equity vesting, if any, will be forfeited to the extent such payment would have otherwise been due but for the Executive’s failure to provide CNH with a duly executed and effective Release.

8.	Clawback

The incentive compensation described in Section 3 and the payments and benefits described in Section 6 above (and any other supplemental or incentive compensation the Executive may become entitled to under any other CNH plan or arrangement) is subject to any clawback or recoupment provision to the extent provided by any plan in which the Executive participates or as required by applicable law, and may be subject, in the discretion of the Company, to any CNH clawback or recoupment policy applicable to its senior executives that may be in effect from time to time prior to the Executive’s termination of employment, including, but not limited to, CNH Compensation Recovery Policy.

9.	No Other Rights

Other than as provided in Sections 3 and 6, the Executive will have no rights to any compensation or any other benefits hereunder. All other benefits, if any, due to the Executive following the Termination Date will be determined in accordance with the plans, policies and practices of the Company or any affiliate of the Company in effect on the Termination Date. Whether the Executive’s employment has terminated for purposes of any CNH plan or arrangement will be determined solely on the basis of the applicable terms of the plan or arrangement.

10.	No Duplication; No Mitigation

This Agreement is not intended to and will not result in any duplication of payments or benefits to the Executive. Accordingly, if the Executive becomes entitled to statutorily-required severance payments, the Executive will receive the greater of such statutorily-required severance and the Severance or will have the amount of the Severance reduced by the statutorily-required severance paid to the Executive, as required by applicable Local Law and subject, to the extent applicable, to compliance with Section 409A.

The Executive will be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement in order for the Executive to receive the Severance, and the amounts due under this Agreement will not be subject to any offset on account of any remuneration attributable to any subsequent employment that the Executive may obtain.

11.	Restrictive Covenants

The Executive hereby agrees to the following restrictions, acknowledges their reasonableness in terms of duration and scope, and recognizes the highly competitive nature of the businesses of CNH:

(a) Non-Solicitation/Non-Competition. During the Non-Solicitation Period, the Executive will not, directly or indirectly, hire, solicit or encourage or induce or attempt to induce to cease to work with the Company or any of its affiliates, any officer, employee, consultant or agent of the Company or any of its affiliates or otherwise interfere with the relationship between the Company or any of its affiliates on one hand and any officer, employee, consultant or agent thereof on the other hand.

During the Non-Competition Period, the Executive will not, directly or indirectly, anywhere in the world: (i) engage in any Competitive Business; (ii) enter the employ of, or render any services in any capacity to, any person engaged in any Competitive Business; or (iii) acquire a financial interest in, or otherwise become actively involved with, any person engaged in any Competitive Business, directly or indirectly, as an individual, partner, shareholder, investor, officer, director, principal, agent, trustee or consultant (other than a passive ownership interest of less than two percent (2%) in any person that is an entity the shares in which are publicly traded on an internationally recognized securities exchange). During the period continuing through the duration of the Executive’s employment with the Company and its affiliates and ending on the second (2nd) anniversary of the Termination Date, the Executive will not, directly or indirectly, anywhere in the world interfere with any business relationship between the Company and any of its affiliates, on the one hand, and any customers, suppliers, licensees or other business relations of, or any consultants to, the Company or any of its affiliates, on the other hand.

The Executive understands that the provisions of this Section 11(a) may limit the Executive’s ability to earn a livelihood in a business similar to the business of CNH but the Executive nevertheless agrees and hereby acknowledges that the business of the Company and its affiliates is a worldwide business and that such provisions: (i) do not impose a greater restraint than is necessary to protect the goodwill or other business interests of CNH; (ii) contain reasonable limitations as to time and scope of activity to be restrained; (iii) are not harmful to the general public; and (iv) are not unduly burdensome to the Executive. In consideration of the foregoing and in light of the Executive’s education, sophistication, skills and abilities, the Executive agrees that the Executive will not assert that, and it should not be considered that, any provision of Section 11(a) otherwise is void, voidable or unenforceable or should be voided or held unenforceable.

It is expressly understood and agreed that, although the Executive and CNH consider the restrictions contained in this Section 11(a) to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Section 11(a) or elsewhere in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement will not be rendered void but will be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding will not affect the enforceability of any of the other restrictions contained in this Agreement. It is further understood and agreed that the covenants in this Section 11 are in addition to, and not in lieu of, any similar covenants or agreements to which the Executive may be subject under any plan of or agreement with the Company or any of its affiliates.

(b) Nondisparagement. Subject to Section 11(d), the Executive will not, whether during or after the Executive’s employment with the Company or its affiliates, issue, circulate, publish or utter any disparaging, defamatory or other negative or false statement about the Company or its affiliates or any of their officers, directors or managers. The Company agrees and covenants that it shall not, and it shall instruct its affiliates and their respective directors, managers and officers not to, directly or indirectly, make any disparaging, defamatory or other negative or false statement regarding the Executive to any third parties.

(c) Confidentiality. The Executive will not, whether during or after the Executive’s employment with the Company or its affiliates, without the prior written consent of CNH, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity, any Confidential Information, except (i) while employed, in good faith furtherance of the Executive’s duties and responsibilities to the Company and its affiliates or (ii) as required by a court, governmental agency, administrative body or legislative body (including a committee thereof), in each case with jurisdiction; provided, that in the event that the Executive is ordered by any of the foregoing to disclose any Confidential Information, the Executive will: (A) promptly notify CNH of such order; (B) at the written request of CNH, diligently contest such order at the sole expense of CNH; and (iii) at the written request of CNH, seek to obtain, at the sole expense of CNH, such confidential treatment as may be available under Local Laws for any information disclosed under such order.

(d) Protected Rights. Notwithstanding anything to the contrary in this Agreement or otherwise, nothing shall limit the Executive’s rights under applicable law to report possible violations of law or provide information to, communicate with, or respond to inquiries from, any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity or to provide information in response to a subpoena or other legal process or in the event of litigation between the Executive and the Company or its affiliates, or prohibit the Executive from making statements or engaging in any other activities or conduct protected by the National Labor Relations Act. Notwithstanding the foregoing, the Executive agrees to waive the Executive’s right to recover monetary damages in connection with any charge, complaint or lawsuit filed by the Executive or anyone else on the Executive’s behalf (whether involving a governmental entity or not); provided that the Executive is not agreeing to waive, and this Agreement shall not be read as requiring the Executive to waive, any right the Executive may have to receive an award for information provided to any governmental entity.

The Executive is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to the Executive’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

(e) Cooperation with Investigations and Litigation. The Executive shall, during and after the Executive’s employment with the Company or its affiliates, cooperate with the Company or at the Company’s direction in any internal or governmental investigation, or any litigation, arbitration or governmental or regulatory proceeding regarding the Company or any of its affiliates as to which the Executive may have relevant knowledge, including making himself reasonably available to consult with and/or be interviewed by the Company’s counsel or counsel to the relevant governmental or regulatory authority, to provide information and documentation in the Executive’s possession and to give testimony. To the extent such cooperation is requested by the Company or CNH, the Company or CNH will make reasonable efforts to schedule such activities in a manner that reasonably accommodates the Executive’s other obligations. Nothing in this section is intended to, and shall not, restrict or limit the Executive from exercising his rights in this Section 11 or restrict or limit the Executive from cooperating with any valid governmental or regulatory inquiry or providing truthful information in response to a subpoena, other legal process or valid governmental or regulatory inquiry. The term “cooperation” does not mean that the Executive must provide information that is favorable to the Company; it means only that the Executive will provide information within the Executive’s knowledge and possession upon the Company’s request.

(f) Enforcement and Clawback. If (i) at any time the Executive materially breaches any of the provisions of Section 11, or materially breaches (or revokes or attempts to revoke) the Release, or (ii) within one (1) year after the Termination Date, the Company reasonably determines that grounds existed, on or before the Termination Date, including before the Effective Date of this Agreement, for the Company to terminate the Executive’s employment for Cause, then: (a) no further payments or benefits will be due to the Executive under this Agreement; and (b) the Executive will promptly repay to the Company, in a cash lump sum, the total amount of any Severance previously received by the Executive under this Agreement (which will, for the avoidance of doubt, be calculated as the gross amount paid by the Company on a pre-tax basis) and any equity awards delivered as a result of Post-Termination Vesting of such awards, if any (which will, for the avoidance of doubt, be calculated as the gross taxable amount at the date the shares were delivered).

The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 11(a), 11(b), or 11(c) would be inadequate, and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, will be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. In addition, the Company will be entitled to immediately cease paying any amounts remaining due or providing any benefits to the Executive pursuant to Section 6 of this Agreement upon a determination that the Executive has violated any provision of Section 11, subject to payment of all such amounts upon a final determination, by a court of competent jurisdiction, that the Executive had not violated such provision of Section 11.

12.	Special Provisions for U.S. Taxpayers

The payments and benefits under this Agreement are intended to be exempt from, or to comply with, Section 409A of the United States Internal Revenue Code of 1986, as amended (“Section 409A”), and this Agreement will be interpreted and administered accordingly. To extent that the Executive would otherwise be entitled to any payment or benefit under this Agreement or any plan or arrangement of the Company or its affiliates, that constitutes “deferred compensation” subject to Section 409A and that if paid to the Executive during the six (6) months beginning on the Termination Date would be subject to the Section 409A additional tax because the Executive is a “specified employee” (within the meaning of Section 409A), the payment or benefit will be paid or provided to the Executive on the earlier of the business day following (i) the first day of the seventh month following the Termination Date, (ii) a change in ownership or effective control of the Company (within the meaning of Section 409A) or (iii) the Executive’s death. In addition, any payment or benefit due as a result of the Executive’s termination of employment or that is triggered by the Executive’s Termination Date that represents “deferred compensation” within the meaning of Section 409A will be paid or provided to the Executive only upon a “separation from service” as defined in Treas. Reg. 1.409A-1(h), and any amounts constituting “deferred compensation” will not be subject to any right to set-off or offset. To the extent applicable, each payment made under this Agreement will be deemed to be a separate payment, and amounts payable pursuant to Section 6 will be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treas. Reg. 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treas. Reg. 1.409A-1 through 1.409A-6. With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as specified under this Agreement or otherwise, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (a) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code, if any; (b) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

13.	Withholding Taxes; Tax Equalization

The Company will withhold from any amounts payable under this Agreement such federal, state, local, foreign or other taxes as the Company determines in its discretion may be required to be withheld pursuant to any applicable Local Law. To the extent the Executive is subject to taxation outside of the United States, the Company will provide the Executive with tax equalization payments to put him in the net, after-tax position that he would have been in had he only been subject to taxation within the United States.

14.	Miscellaneous

(a) No Effect on Other Benefits.

Any payment or benefit received by the Executive under this Agreement will not be counted as compensation for purposes of determining benefits under benefit plans, programs, policies and agreements, except to the extent expressly provided therein or in this Agreement.

(b) Employment Status.

This Agreement does not guarantee the Executive employment with the Company or any affiliate, or service as Chief Executive Officer of the Company and the other CNH entities, for any specified period and does not limit the right of the Company or any affiliate of the Company to terminate the employment of the Executive or the Executive’s service as Chief Executive Officer of the Company and the other CNH entities at any time for any reason or no reason or to change the status of the Executive’s employment or to change any employment policies, subject to the terms of this Agreement.

(c) Section Headings.

The section headings contained in this Agreement are included solely for convenience of reference and will not in any way affect the meaning of any provision of this Agreement.

(d) Assignment.

This Agreement will inure to the benefit of and will be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive dies while any amount is still payable to the Executive under this Agreement had the Executive continued to live, all such amounts, unless otherwise provided, will be paid in accordance with the terms of this Agreement, or as determined by the Company, to the Executive’s estate. The Executive’s rights under this Agreement will not otherwise be transferable or subject to lien or attachment.

(e) Severability.

Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(f) Notices.

Any notice provided for in this Agreement must be in writing and must be either personally delivered, delivered via facsimile, e-mail, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

If to the Company:

CNH Industrial N.V.

Cranes Farm Road

Basildon, Essex, SS14 3AD

United Kingdom

Attn: Chief Human Resources Officer

If to the Executive:

Address most recently on file in the payroll records of the Company or such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the mail.

(g) Complete Agreement.

This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way and is intended to be in lieu of any other cash severance benefits provided under any plan of CNH. The parties agree that this Agreement will also supersede the remaining employment term of the Executive under any other employment agreement, and that the Executive will not be entitled to any further compensation benefits under any such other employment agreement.

(h) Counterparts.

This Agreement may be executed in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(i) Choice of Law; Arbitration.

The construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the laws of England and Wales, without giving effect to any choice of law or conflict of law provision or rule that may cause the application of the laws of any other jurisdiction. The parties agree that arbitration is more expeditious than litigation. Accordingly, any disputes arising under this Agreement shall be resolved pursuant to CNH Industrial’s Employment Disputes Mediation & Arbitration Policy, which may be amended from time to time.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on the date first written above.

CNH INDUSTRIAL N.V.

By:	/s/ Suzanne Heywood
Executive Director and Chair of the Board

Date Signed: June 22, 2024

GERRIT MARX /s/ Gerrit Marx Date Signed: June 22, 2024

Definitions Annex

“Cause” means the Executive’s (i) conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (a) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, or any other crime involving moral turpitude, (b) on a felony charge or (c) on an equivalent charge to those in clauses (a) and (b) in jurisdictions which do not use those designations; (ii) engagement in any conduct which constitutes an employment disqualification under applicable Local Law; (iii) continued willful material failure to perform his duties after written notice from the Company and a failure to cure such failure within thirty (30) days after receipt of such notice; (iv) material violation of the Company or CNH Industrial N.V.’s code of conduct or any other CNH policy as in effect from time to time after written notice from the Company and a failure to cure such failure within ten (10) days after receipt of such notice; or (v) breach of any of the material terms of this Agreement or any other agreement between the Executive and the Company or any of its affiliates, but only to the extent such breach is materially detrimental to the Company.

“Change of Control” has the meaning provided in the CNH Industrial N.V. Equity Incentive Plan, as may be amended from time to time, or its successor.

“Competitive Business” means, as of any date, including during the Non-Competition Period or Non-Solicitation Period, any person or entity (including any joint venture, partnership, firm, corporation or limited liability company) that is or proposes to be an original equipment manufacturer of agricultural equipment or construction equipment or any affiliate thereof in any geographical area in which the Company or any of its affiliates conducts such business (including, but not limited to, Deere & Company, AGCO Corporation, Claas Group, Kubota Tractor Corporation, Argo Tractors S.p.A., Same Deutz Fahr Group, Caterpillar Inc., Komatsu Ltd., J C Bamford Excavators Ltd., Hitachi Construction Machinery Co, Ltd., Volvo Group, Liebherr Group, Develon, Bobcat, Kubota Tractor Corporation and SANY Heavy Industry Co., Ltd.); provided, that, any affiliates of CNH as of the date of this Agreement, including, for the avoidance of doubt, Stellantis N.V., Iveco Group N.V. and Ferrari N.V. or any of their partners in a strategic alliance, shall not be deemed a “Competitive Business” to the extent that they remain affiliates of CNH.

“Confidential Information” means information about the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other, proprietary and confidential information relating to the business of the Company or any of its affiliates or their customers, that, in any case, is not otherwise available to the public (other than by the breach of any confidentiality obligation).

“Disability” means the Executive is either (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

Definitions Annex - Page 1

“Good Reason” means, without the Executive’s written consent, (i) a material diminution in the Executive’s annual base salary or Annual Bonus Target, (ii) a material diminution in the Executive’s duties, responsibilities, and authority (including, without limitation, a removal from any of the positions described in Section 2 for any reason other than Cause), or (iii) any material breach of this Agreement by the Company. Notwithstanding the foregoing, an event will not constitute Good Reason unless (a) the Executive gives a notice of termination within 90 days after the initial existence of the event constituting Good Reason has occurred, describing in reasonable detail the event constituting Good Reason, (b) the Company is given thirty (30) days after the Company receives notice from the Executive of the event purporting to constitute Good Reason to cure such event and (c) the Executive’s Termination Date occurs no later than thirty (30) days after the end of the period in which the Company had to cure the Good Reason event provided in the notice.

“Local Laws” means local laws, bylaws, statutes, regulations, codes of practice or applicable guidance issued by a governmental department or regulatory authority applicable to the country of the Executive’s primary work location.

“Non-Competition Period” means the period continuing through the duration of the Executive’s employment with the Company and its affiliates and ending on the first (1st) anniversary of the Termination Date.

“Non-Solicitation Period” means the period continuing through the duration of the Executive’s employment with the Company and its affiliates and ending on the first (1st) anniversary of the Termination Date.

“Qualifying Termination” means termination of Executive’s service as an employee of the Company and all CNH subsidiaries (i) by the Company for any reason other than: (a) the Executive’s death; (b) the Executive’s Disability; or (c) for Cause, or (ii) solely on or within twenty-four (24) months following a Change of Control, by the Executive for Good Reason .

“Termination Date” means the date upon which the Executive’s employment with the Company and its affiliates ends, for any reason.

Definitions Annex - Page 2

EXHIBIT A

FORM OF RELEASE

GENERAL RELEASE AND AGREEMENT1

This General Release and Agreement (this “Agreement”) by and between CNH Industrial N.V. (referred to as the “Company”) and Gerrit Marx (“Employee”). This Agreement is the Release referred to in Section 7 of the Executive Employment Agreement, dated as of June 21, 2024, between the Company and Employee (the “Employment Agreement”). Employee and the Company agree as follows:

1.

Separation Date. Employee’s employment with the Company and its Affiliates will terminate, effective _____________, 20__ (the “Termination Date”). Employee’s service in all other positions that Employee holds with CNH, including, without limitation, as a member of the Board of Directors of CNH Industrial N.V., will also terminate effective as of the Termination Date.

2.	Consideration and Benefits.

(a)

Consideration. In consideration of the terms and conditions set out in this Agreement, subject to Employee’s (i) continued compliance in all material respects with each of the restrictive covenants set forth in Section 11 of the Employment Agreement, and (ii) execution and non-revocation of this Agreement within 55 days after the Termination Date, the Company will pay the following consideration:

(i)	[To be added at termination].

(b)

No Other Amounts. The payments and benefits described in Section 2(a) are in full consideration for Employee’s execution and non-revocation of this Agreement and exceeds any pay and benefits the Company might otherwise owe Employee. Except as otherwise set forth in this Agreement or in Section 6(a) of the Employment Agreement, Employee is entitled to no other payments or benefits from the Company or its affiliates. Employee acknowledges and agrees that except for payments due under this Agreement, Employee has been paid all wages and monies owed to Employee.

3.	Release.

(a)

Employee knowingly and voluntarily releases and discharges the Released Parties from suits, actions, causes of action, claims, allegations, rights, obligations, liabilities, demands, entitlements or charges (collectively, “Claims”) of any sort, known or unknown, which Employee now has or has ever had that relate to Employee’s employment or the termination of employment with the Company or any other matter. This release specifically includes, but is not limited to, any

[1]	Note to Draft: Subject to update pending finalization of the Employment Agreement, including governing law and employing entity.

Claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Employment Retirement Income Security Act, the Americans With Disabilities Act, the Civil Rights Act of 1991, the Family and Medical Leave Act, each as amended, or under any other federal, state or local statute, law, regulation, or ordinance banning discrimination or pertaining to or regulating employment relationships, as well as any Claim of unlawful retaliation, wrongful discharge, constructive discharge, breach of contract (express or implied), breach of good faith and fair dealing, emotional distress, Claims of personal injury, injury to personal reputation, and any equitable or any other type of Claim whatsoever related to Employee’s employment or the termination of Employee’s employment or any other matter (the “Released Matters”).

(b)

This Agreement does not release any Claims (i) which cannot be waived by law, such as Employee’s right to challenge the knowing and voluntary nature of this Agreement, (ii) relating to Employee’s ownership of equity of the Company, (iii) for indemnification or coverage under directors and officers liability insurance policies maintained by the Company (or an affiliate), (iv) for vested benefits under any employee benefit plan of the Company or an affiliate thereof or (v) which arise after the date on which Employee signs this Agreement (the “Execution Date”), such as for breach of this Agreement or any other agreement between Employee and the Company (or an affiliate). Employee waives the right to recover any monetary damages from any charges or complaints with a governmental agency, an arbitration proceeding, or lawsuit pertaining to the Released Matters, under the laws referenced in the release contained in Section 3(a) or with respect to any matters covered by this Agreement; provided that Employee is not agreeing to waive, and this Agreement shall not be read as requiring Employee to waive, any right Employee may have to receive any bounty or monetary award from any governmental entity or regulatory or law enforcement authority in connection with information provided to any governmental entity or other protected “whistleblower” activity.

(c)

For purposes of the release contained in Section 3(a), “Employee” shall include Employee, as well as Employee’s spouse, issue, agents, representatives, guardians, assigns, dependents, heirs, executors, administrators, and attorneys. For purposes of this Agreement, the “Released Parties” shall include the Company and each of the Company’s successors, assigns, divisions, subsidiaries, current or prior parents and affiliates, and the directors, officers, agents, employees, representatives, and attorneys of the Company or any divisions, current or prior parents, subsidiaries and affiliates.

4.

Additional Representations. Employee represents and warrants that Employee has not filed any civil lawsuit, petition, charge of discrimination, grievance or action against any Released Party pertaining to private claims, asserting any Claims that Employee is hereby releasing.

5.

Protected Rights. Nothing in this Agreement shall limit Employee’s rights under applicable law to initiate communications directly with, provide information to, respond to any inquiries from, assist or participate in any investigation, proceeding or litigation concerning any administrative claim with, or report possible violations of law or regulation to any government agency or self-regulatory authority, or to file such a claim, and Employee does not need any Released Party’s permission to do so. In addition, it is understood that this Agreement shall not require Employee to notify any Released Party of a request for information from any governmental entity or self-regulatory authority or of Employee’s decision to file a charge with or participate in an investigation conducted by any governmental entity or self-regulatory authority. Notwithstanding the foregoing, Employee recognizes that, in connection with the provision of information to any governmental entity or self-regulatory authority, Employee must inform such governmental entity or self-regulatory authority that the information Employee is providing is confidential. Despite the foregoing, Employee is not permitted to reveal to any third party, including any governmental entity or self-regulatory authority, information Employee came to learn during Employee’s service to the Company and its affiliates that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or attorney work product doctrine. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.

6.	Employee Acknowledgements. Employee acknowledges and agrees that:

(a)

Reaffirmation of Restrictive Covenants. Subject to Section 5, Employee reaffirms and remains bound by all covenants, duties and obligations relating to confidentiality, non-solicitation, non-competition, non-disparagement and all other post-employment restrictive covenants, duties and obligations set forth in the Employment Agreement, and any other agreement between Employee, on the one hand, and CNH Industrial N.V. or the Company, on the other hand (including, without limitation, any award agreement in respect of the Outstanding Equity Awards).

(b)

Consultation with Legal Counsel. The Company has advised Employee in writing by this Agreement to consult with counsel, at the Employee’s own expense, and that Employee has been granted at least 21 days to consider this Agreement and Release before signing it. Any changes to this Agreement will not restart the 21-day review period.

(c)

Receipt of Agreement. Employee acknowledges receiving this Agreement on _____________, 20__ and that Employee has 21 days from that date to consider the terms of this Agreement. If Employee signs this Agreement before such period has elapsed, Employee’s signature attests that Employee knowingly and voluntarily waived the 21-day consideration period. Employee’s Separation date may be before the expiration of the 21-day period.

(d)

Revocation Period. Following Employee’s execution of this Agreement, Employee will have seven days to revoke this Agreement. Employee may revoke this Agreement by delivering (or causing to be delivered) to the Company written notice of Employee’s revocation of this Agreement no later than 5:00 p.m. Central time on the seventh full day following the Execution Date (the “Effective Date”). Employee agrees and acknowledges that a letter of revocation that is not received by such time on the Effective Date will be invalid and will not revoke this Agreement. Employee is aware that this Agreement shall become null and void if Employee revokes Employee’s agreement to this Agreement within seven days following the Execution Date. If not revoked, this Agreement, including Section 3, shall become effective and Employee will receive the payments and benefits described in Section 2(a).

7.

Breach of Agreement. If Employee breaches this Agreement, the Company’s obligation to provide Employee with the payments and benefits described in Section 2(a) shall cease immediately, without prejudice to the Company’s right to seek any other remedy, including injunctive relief, or to enforce this Agreement. Disputes regarding this Agreement will be resolved through arbitration conducted by the American Arbitration Association, using its model rules for arbitration of employment disputes (excluding the supplemental class rules). By signing this Agreement, Employee is waiving the rights to a jury trial of any dispute involving this Agreement.

8.	Section 409A. Section 12 of the Employment Agreement (Special Provisions for U.S. Taxpayers) is incorporated herein mutatis mutandis.

9.

Final Settlement of Claims and Employment. Any claims or disputes of any kind, including those in any way related to Employee’s employment and separation from the Company, are fully compromised, settled and released on the effective date of this Agreement.

10.	No Admission of Fault. Nothing in this Agreement is an admission of fault or wrongdoing by the Company.

11.

Voluntary Nature of Agreement. Both parties acknowledge that they read, understood and voluntarily executed this Agreement. No promise or representation has been made by the parties other than as set out in this Agreement.

12.

Severability. This Agreement is subject to applicable federal laws and the internal laws of the State of Illinois, without regard to its choice of law rules. If any provision of this Agreement is invalidated or unenforceable, the remaining provisions shall continue to be valid and enforceable to the fullest extent permitted by law.

13. Return of Company Property. Employee has returned all Company files, documents, proprietary information, and Company-owned equipment, including, but not limited to, pagers, telephones, facsimile equipment, computers, vehicles, and credit cards.

14.

Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original instrument without the production of any other counterpart. Any signature on this Agreement, delivered by either party by photographic, facsimile or PDF, shall be deemed to be an original signature thereto.

[Remainder of page intentionally blank]

By signing and dating this Agreement below and postmarking an executed copy to the attention of ________ no later than ________. Employee is agreeing to the terms and conditions of this Release and Agreement. This is a legal document. Please consider it carefully before signing it.

CNH Industrial N.V.

NAME: _____________________________

TITLE: ______________________________________

Acknowledged and agreed to this ______ day of ___________, 20__.

EMPLOYEE: ____________________________